Exhibit 99.1

Blue Water Vaccines Announces Institutional Research Coverage by Two Notable Healthcare-Focused Wall Street Banks, Receives “Buy” Rating From Both

CINCINNATI, OH, December 12, 2022 -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or the “Company”), a biopharmaceutical company developing transformational vaccines to address significant global health challenges, today announced its first analyst coverage since going public in February 2022 with the initial recommendations as “buy” from both Maxim Group LLC (“Maxim”) and H.C. Wainwright & Co. (“H.C. Wainwright”) at price targets of $4 and $7, respectively.

Copies of the full analyst report from Maxim and H.C. Wainwright, respectively, can be obtained upon request directly from Maxim and H.C. Wainwright.

“We are thrilled to receive these recommendations from such esteemed analysts and truly believe that both reports echo our internal beliefs about our groundbreaking technology,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water Vaccines. “While we feel that we are undervalued in the current market, we believe these reports highlight our transformative vaccine programs to current and potential investors and will hopefully show the true value in our mission as we advance our programs towards clinical trials.”

Disclaimers

The research analysts primarily responsible for the preparation of the Maxim and the H.C. Wainwright research reports have received compensation based upon various factors, including the respective firm’s total revenues, a portion of which is generated by investment banking activities.  Maxim makes a market in Blue Water Vaccines.  Each of Maxim and HC Wainwright have received compensation for non-investment banking securities-related services from Blue Water Vaccines in the past 12 months and may provide investment banking services in the future. HC Wainwright has previously received compensation for investment banking services in the last 12 months but does currently not make a market in Blue Water Vaccines.

Although BWV has paid the above compensation to the analysts, BWV is not responsible for the content, accuracy or timelines contained in an analyst’s report and the fee was not dependent on the opinion provided.

All reports on BWV prepared by analysts represent the views of such analysts and are not necessarily those of BWV. BWV is not responsible for the content, accuracy or timelines provided by analysts. BWV does not expressly or by implication warrant or assume any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, assumption, data, forecast, price target, estimate or projection contained in the reports or industry notes provided by analysts, and the dissemination of such reports or industry notes does not necessarily constitute or imply BWV’s endorsement or recommendation.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health San Antonio. The Company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children, and prevention of pneumonia in older people at risk for contracting pneumococcal pneumonia, a significant unmet medical need. The advantage of this technology includes a serotype independent mucosal immunity that prevents colonization in the upper respiratory tract as well as systemic immunity that can confer serotype independent against invasive pneumococcal disease The Company is also developing a Chlamydia vaccine candidate with UT Health San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2022 and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bluewatervaccines.com